EXHIBIT 99.1

The Pepsi Bottling Group Delivers Full Year 2004 Double-Digit Earnings Growth;
 Balanced Topline Growth in the U.S., Outstanding European Performance Drive
                           Full Year Results

    SOMERS, N.Y.--(BUSINESS WIRE)--Jan. 25, 2005--The Pepsi Bottling Group, Inc. (NYSE:PBG) today reported full year 2004 net income of $457 million, or diluted earnings per share (EPS) of $1.73. This compares to reported net income in 2003 of $416 million, or $1.50 per diluted share, which included a combined $0.06 negative impact from a tax law change in Canada and the cumulative effect of the adoption of a new accounting principle. In the fourth quarter 2004, reported net income was $74 million, or diluted EPS of $0.29, which includes a $0.01 per share charge for various tax items. Reported net income in the fourth quarter of 2003 was $69 million, or diluted EPS of $0.26, which included a one-time, non-cash charge of $0.04 per share related to the Canadian tax law change.

    -- PBG's worldwide physical case volume grew two percent during the fourth quarter and the full year on a constant territory basis. In the U.S., volume was down one percent for the quarter, but grew two percent for the full year. PBG's European territories closed out the year with strong volume growth, up 13 percent in the quarter and 10 percent for the year. The Company's business in Mexico delivered a four-percent physical case volume improvement in the fourth quarter, which resulted in flat volume on a year-over-year basis.

    -- PBG again delivered impressive net revenue per case improvement in the U.S. and worldwide. The Company's U.S. business grew net revenue per case by four percent for the quarter and three percent for the full year. PBG's worldwide net revenue per case was up three percent in both the fourth quarter and the year.

    -- PBG continued to deliver strong cash flow throughout 2004. The Company generated net cash provided by operations of $1.3 billion with capital expenditures of $717 million. This resulted in net cash provided by operations less capital expenditures of $534 million, a 21-percent increase over prior year.

    "New products and packages as well as outstanding execution helped us to manage some challenging conditions this year and ultimately deliver a solid performance in 2004," said John T. Cahill, Chairman and Chief Executive Officer of PBG. "In the U.S., we achieved very balanced topline growth for the year, driven by a double-digit increase in our non-carbonated portfolio and fairly balanced contributions of rate and mix to our net revenue per case improvement. Aquafina volume finished another year with double-digit volume growth and Tropicana fruit drinks outperformed the competition. Additionally, the excitement created by limited-time offers, such as Mountain Dew LiveWire and Pitch Black, gave a boost to our trademark Mountain Dew business. We began executing our 2005 rate increases early in the fourth quarter, positioning us for a strong start to the new year. This, along with strong innovation and unmatched marketplace execution, will drive our results in 2005."
    Cahill continued, "Our European business had a terrific year in 2004, with Russia and Turkey delivering strong double-digit volume growth. Innovation fueled our growth in each of our territories, while our core brands performed equally well. In Mexico, the volume momentum we built in the third quarter extended through the close of the year. Our volume trends were positive in the fourth quarter and the relaunch of ePura, our newly branded bottled water, outperformed our initial expectations. We made significant strides in Mexico last year and believe that 2005 will prove to be a turnaround year for our Mexican business."
    In the U.S., PBG generated solid physical case volume growth for the year on a constant territory basis, up two percent. (Constant territory calculations assume all significant acquisitions made in 2003 were made at the beginning of 2003 and exclude all significant acquisitions made in 2004.) The Company's cold drink volume was particularly strong, with a three-percent improvement in the fourth quarter and four-percent growth for the full year. Take-home volume was down two percent in the quarter, but for the full year, it grew one percent. The Company's business in Canada generated one percent volume improvement for the full year. In Mexico, physical case volume was positive in the fourth quarter across each business segment, including carbonated soft drinks (CSDs), bottled water and jug water. For the year, physical case volume of CSDs was flat, bottled water grew 11 percent and jug water volume was down one percent.
    PBG's proficiency in net revenue management resulted in the 24th consecutive quarter of net revenue growth in the U.S., excluding the impact of an accounting change. Rate and mix contributed nearly equally to the four-percent improvement in the fourth quarter. For the full year, rate increases accounted for roughly 60 percent of the three-percent gain.
    Cost of goods sold per case was up six percent in the fourth quarter and five percent for the full year. This growth was driven by significant increases in the costs of raw materials during the year.
    Reported operating income in the fourth quarter was down five percent on a worldwide basis. For the full year, worldwide reported operating income grew two percent. These results include a $9 million non-cash charge in the fourth quarter that is related to PBG's re-evaluation of the accounting life of its franchise licensing agreement for Squirt in Mexico, which depressed operating income in the quarter by four points and the full year by one point.
    During 2004, PBG repurchased 20.4 million shares of common stock. Since the inception of the Company's share repurchase program in October 1999, 83.5 million shares have been repurchased.
    The Company stated that in fiscal 2005 it expects to achieve diluted EPS of $1.76 to $1.84, excluding the impact of the 53rd week. (See Editor's Note.) The Company is considering reinvestment of the additional profit from the 53rd week in long-term strategic initiatives. Worldwide constant territory volume is expected to grow two to three percent for the year, while reported operating income will likely be flat to up three percent. These projections also exclude the impact of the 53rd week. PBG expects net cash provided by operations less capital expenditures to be approximately $500 million, with capital expenditures in the range of $675 to $725 million.
    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.
    Listen in live to PBG's fourth quarter 2004 earnings discussion with financial analysts on January 25th at 11 a.m. (EST) at http://www.pbg.com.

    Editor's Note: PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week will be added to the fiscal year 2005. Fiscal 2004 had 52 weeks.

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 27, 2003.


                    THE PEPSI BOTTLING GROUP, INC.
                  RECONCILIATION OF NON-GAAP MEASURES

Impact of 53rd Week
-------------------

    In 2005, our fiscal year will include a 53rd week, while fiscal year 2004 consisted of 52 weeks. Our U.S. and Canadian operations report on a fiscal year that consists of 52 weeks, ending on the last Saturday in December. Every five or six years a 53rd week is added. Our other countries report on a calendar-year basis. In order to provide comparable guidance for 2005, we have excluded the impact of the 53rd week from our outlook. The table below provides pro forma disclosure by excluding the projected impact of the 53rd week in 2005:

                         Pro Forma                        Forecasted
                       Forecasted 2005     Impact of      2005 Versus
                      Versus 2004 Growth   53rd Week      2004 Growth
Worldwide Constant
  Territory Volume        2% to 3%             1%          3% to 4%
Worldwide Operating
 Profit                  Flat to 3%            1%          1% to 4%

                     Pro Forma Full-Year                  Full-Year
                       Forecasted 2005     Impact of      Forecasted
                           Results         53rd Week      2005 Results
Diluted Earnings Per
 Share                 $1.76 to $1.84     $.02 to $.03  $1.78 to $1.87


                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                in millions, except per share amounts


                              16 Weeks Ended        52 Weeks Ended
                          --------------------------------------------
                            December   December   December   December
                               25,        27,        25,        27,
                              2004       2003       2004       2003
                            ---------  ---------  ---------  ---------
                           (unaudited)(unaudited)(unaudited)
Net revenues               $   3,230  $   3,049  $  10,906  $  10,265
Cost of sales                  1,705      1,560      5,656      5,215
                            ---------  ---------  ---------  ---------

Gross profit                   1,525      1,489      5,250      5,050
Selling, delivery and
 administrative expenses       1,329      1,282      4,274      4,094
                            ---------  ---------  ---------  ---------

Operating income                 196        207        976        956
Interest expense, net             72         73        230        239
Other non-operating
 (income) expense, net            (2)         2          1          7
Minority interest                 13          9         56         50
                            ---------  ---------  ---------  ---------

Income before income taxes       113        123        689        660
Income tax expense (1)            39         54        232        238
                            ---------  ---------  ---------  ---------
Income before cumulative
 effect of change in
 accounting principle             74         69        457        422
Cumulative effect of
 change in accounting
 principle, net of tax and
 minority interest                 -          -          -          6
                            ---------  ---------  ---------  ---------

Net income                 $      74  $      69  $     457  $     416
                            =========  =========  =========  =========

Basic earnings per share
 before cumulative effect
 of change in accounting
 principle                 $    0.30  $    0.26  $    1.79  $    1.56
Cumulative effect of
 change in accounting
 principle                         -          -          -      (0.02)
                            ---------  ---------  ---------  ---------

Basic earnings per share   $    0.30  $    0.26  $    1.79  $    1.54
                            =========  =========  =========  =========

Weighted-average shares
 outstanding                     250        262        255        270

Diluted earnings per share
 before cumulative effect
 of change in accounting
 principle                 $    0.29  $    0.26  $    1.73  $    1.52
Cumulative effect of
 change in accounting
 principle                         -          -          -      (0.02)
                            ---------  ---------  ---------  ---------

Diluted earnings per share $    0.29  $    0.26  $    1.73  $    1.50
                            =========  =========  =========  =========

Weighted-average shares
 outstanding                     257        269        263        277

(1) During 2004 and 2003, we had the following significant tax items:

- In December 2004, we initiated a reorganization of our international tax structure to allow for more efficient cash mobilization and to reduce future tax costs. This reorganization triggered a $30 million tax charge ($0.11 per diluted share) in the fourth quarter and on a year-to-date basis.

- In December 2004, legislation was enacted changing the Mexican statutory income tax rate. This rate change decreased our deferred tax liabilities and resulted in a $26 million ($0.09 per diluted share) tax benefit on a quarter and year-to-date basis.

- During 2004, we reversed previously established liabilities for tax exposures due largely to the settlement of certain international tax audits. The reversal of these liabilities triggered an $8 million ($0.02 per diluted share) tax benefit for the year and a $3 million ($0.01 per diluted share) tax benefit in the fourth quarter.

- In December 2003, legislation was enacted changing certain Canadian provincial income tax rates. These rate changes increased deferred tax liabilities by $11 million ($0.04 per diluted share) and resulted in a tax charge on a quarter and year-to-date basis.


                   THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             in millions


                                                    52 Weeks Ended
                                                ----------------------
                                                  December   December
                                                     25,        27,
                                                    2004       2003
                                                 ---------- ----------
Cash Flows - Operations                          (unaudited)
Net Income                                      $      457 $      416
Adjustments to reconcile net income to net cash
 provided by operations:
   Depreciation                                        580        556
   Amortization                                         13         12
   Changes in working capital and other non-cash
    charges                                            326        307
Pension contributions                                  (83)      (162)
Other, net                                             (42)       (45)
                                                 ---------- ----------

Net Cash Provided by Operations                      1,251      1,084
                                                 ---------- ----------

Cash Flows - Investments
 Capital expenditures                                 (717)      (644)
 Acquisitions of bottlers                              (96)      (100)
 Sale of property, plant and equipment                  22         10
                                                 ---------- ----------

Net Cash Used for Investments                         (791)      (734)
                                                 ---------- ----------

Cash Flows - Financing
 Borrowing activities, net                            (887)     1,119
 Dividends paid                                        (31)       (11)
 Treasury stock transactions                          (464)      (448)
 Minority interest distribution                        (13)        (7)
                                                 ---------- ----------

Net Cash (Used for) Provided by Financing           (1,395)       653
                                                 ---------- ----------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                             5         10
                                                 ---------- ----------

Net (Decrease) Increase in Cash and Cash
 Equivalents                                          (930)     1,013
Cash and Cash Equivalents - Beginning of Period      1,235        222
                                                 ---------- ----------

Cash and Cash Equivalents - End of Period       $      305 $    1,235
                                                 ========== ==========


                   THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                                 December   December
                                                    25,        27,
                                                   2004       2003
                                                ----------------------
Assets                                          (unaudited)
Current Assets
 Cash and cash equivalents                      $      305 $    1,235
 Accounts receivable, net                            1,054        994
 Inventories                                           427        374
 Prepaid expenses and other current assets             253        268
 Investment in debt defeasance trust                     -        168
                                                 ---------- ----------
  Total Current Assets                               2,039      3,039

Property, plant and equipment, net                   3,581      3,423
Other intangible assets, net                         3,639      3,562
Goodwill                                             1,416      1,386
Other assets                                           118        134
                                                 ---------- ----------
  Total Assets                                  $   10,793 $   11,544
                                                 ========== ==========

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current liabilities $    1,373 $    1,231
 Short-term borrowings                                 155         67
 Current maturities of long-term debt                   53      1,180
                                                 ---------- ----------
  Total Current Liabilities                          1,581      2,478

Long-term debt                                       4,489      4,493
Other liabilities                                      914        875
Deferred income taxes                                1,415      1,421
Minority interest                                      445        396
                                                 ---------- ----------
  Total Liabilities                                  8,844      9,663
                                                 ---------- ----------

Shareholders' Equity
 Common stock, par value $0.01 per share:
  Authorized 900 shares, issued 310 shares               3          3
 Additional paid-in capital                          1,719      1,743
 Retained earnings                                   1,887      1,471
 Accumulated other comprehensive loss                 (315)      (380)
 Deferred compensation                                  (1)        (4)
 Treasury stock: 61 shares and 49 shares at
  December 25, 2004 and December 27, 2003,
  respectively                                      (1,344)      (952)
                                                 ---------- ----------
  Total Shareholders' Equity                         1,949      1,881
                                                 ---------- ----------
     Total Liabilities and Shareholders' Equity $   10,793 $   11,544
                                                 ========== ==========


    CONTACT: The Pepsi Bottling Group, Inc.
             Public Relations:
             Kelly McAndrew, 914-767-7690
             or
             Investor Relations:
             Mary Winn Settino, 914-767-7216